EXHIBIT 99

D&E COMMUNICATIONS, INC.	NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT PERSON:

May 10, 2004	W. Garth Sprecher
(717)738-8304

D&E Communications Reports First Quarter Results

Ephrata, Pennsylvania –D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the following unaudited operating results:

Quarter Ended March 31,

(in thousands, except per share amounts)

	2004	2003	Change
Operating Revenues	$43,765	$42,085	$1,680
Operating Income	5,014	5,203	(189)
Income (Loss) from Continuing Operations	(4,114)	455	(4,569)
Net Income (Loss)	(4,114)	708	(4,822)
Basic and Diluted Earnings (Loss) Per Common Share	$(0.26)	$0.05	$(0.31)

D&E reported quarterly revenues of $43.8 million, up 4.0% from $42.1 million in the first quarter of 2003. The increase is due to growth in sales of dedicated data circuits and leased facilities in our RLEC and CLEC segments of approximately $0.8 million, increased directory revenue of $0.4 million, and increased professional services revenue of approximately $0.3 million in the Systems Integration business. The sale of Conestoga Wireless in January of 2003 resulted in a decrease of $0.5 million for the first quarter. Operating income in the quarter ended March 31, 2004, was $5.0 million, compared to $5.2 million in the first quarter of 2003. The loss from continuing operations was $4.1 million in 2004, compared with an income of $0.5 million in the prior year. The net loss was $4.1 million, or $0.26 per share, for the first quarter of 2004 compared to a net income of $0.7 million, or $0.05 per share, in the comparable period of 2003. The loss from continuing operations in the current quarter included an $8.0 million ($4.8 million or $0.31 per common share after-tax) one-time loss on early extinguishment of debt.

On March 5, 2004, D&E completed a syndicated senior secured debt financing in the amount of $260 million jointly arranged by CoBank, ACB and SunTrust Bank. The credit facilities are in the form of a $25 million revolving line of credit, term loans in the amounts of $50 million and $150 million, respectively, and the assumption of $35 million of term indebtedness of a D&E subsidiary. The proceeds of the credit facilities were used to restructure indebtedness under prior credit facilities and for general corporate purposes. The facilities received ratings of BB- and Ba3 from Standard & Poor’s Ratings Services and Moody’s Investors Services, respectively. The effect of the refinancing was to lower the interest rates on our indebtedness, provide greater flexibility in the financial covenants and extend the amortization of principal. There is approximately $1.7 million in annual cash interest savings under the new facilities. The total $8.0 early extinguishment of debt includes a one-time non-cash charge of $6.4 million from writing off deferred financing costs related to the May 2002 credit facility and $1.6 million of one-time cash expense related to bank fees incurred to arrange the refinanced credit facility which are not able to be capitalized. The remaining $1.0 million of unamortized costs from the May 2002 credit facility, in addition to debt issuance costs of $0.5 million for the March 2004 refinanced credit facility which are able to be capitalized, will be amortized over the life of the new credit facility.

Results of Operations

The following table is a summary of our operating results by segment for the three months ended March 31, 2004 and 2003:

Dollars in Thousands	RLEC	CLEC	Internet Services	Systems Integration	Corporate, Other and Eliminations	Total Company
March 31, 2004
Revenues – External	$25,679	$8,772	$2,464	$6,142	$708	$43,765
Revenues – Intercompany	2,305	313	5	11	(2,634)	—

Total Revenues	27,984	9,085	2,469	6,153	(1,926)	43,765

Depreciation and Amortization	7,668	1,060	249	498	226	9,701
Other Operating Expense	12,815	8,915	2,114	6,786	(1,580)	29,050

Total Operating Expenses	20,483	9,975	2,363	7,284	(1,354)	38,751

Operating Income (Loss)	$7,501	$(890)	$106	$(1,131)	$(572)	$5,014

March 31, 2003
Revenues – External	$25,977	$8,386	$1,497	$5,170	$1,055	$42,085
Revenues – Intercompany	2,060	150	151	10	(2,371)	—

Total Revenues	28,037	8,536	1,648	5,180	(1,316)	42,085

Depreciation and Amortization	7,857	975	193	424	102	9,551
Other Operating Expenses	12,347	8,522	1,460	5,920	(918)	27,331

Total Operating Expenses	20,204	9,497	1,653	6,344	(816)	36,882

Operating Income (Loss)	$7,833	$(961)	$(5)	$(1,164)	$(500)	$5,203

First Quarter Segment Results

Total RLEC revenues decreased 0.2%, to $27.98 million in the first quarter of 2004, from $28.04 million in the same period last year. Local telephone service rates increased and network access revenues decreased by a comparable amount as part of the rate rebalancing in July 2003. Additionally, minutes of use in certain networks access accounts decreased, offset by a favorable change in the National Exchange Carrier Association (NECA) average schedule settlement formula for interstate access that took effect in July 2003.

Other revenue changes included an increase in directory advertising offset by decreases in regional long distance toll service and equipment sales.

Operating income decreased 4.2%, to $7.5 million (26.8% of revenue), in the first quarter of 2004 compared to $7.8 million (27.9% of revenue) in the same period last year.

Total CLEC revenues grew 6.4% for the first quarter of 2004, to $9.1 million from $8.5 million in the same period last year, driven by new customer additions. The increase was related to the addition of access lines for new customers, which increased local telephone service and network access revenues. Long distance revenues decreased approximately $0.2 million primarily from rate reductions.

The CLEC operating loss decreased 7.4%, to a $0.9 million loss (negative 9.8% of revenue), in the first quarter of 2004 compared to a $1.0 million loss (negative 11.3% of revenue) in the same period last year.

The Internet Services segment revenues grew 49.8% for the first quarter of 2004, to $2.5 million in revenues, from $1.6 million in the same period of last year. The increase resulted from an increase in the number DSL customers and web hosting subscribers. Effective October 2003, the Internet segment began selling DSL data transmission services in addition to DSL Internet connection services, which increased revenue by $0.6 million. Operating income for this segment increased to $0.1 million (4.3% of revenue), in the first quarter of 2004 compared to a $5 thousand loss (a negligible percentage of revenue) in the same period last year.

Systems Integration revenues increased 18.8% for the first quarter of 2004 to $6.2 million from $5.2 million in the first quarter 2003. The increase included $0.3 million in communication services revenue and $0.6 million primarily from telecommunications equipment sales and, to a lesser extent, from computer equipment sold.

The Systems Integration operating loss decreased 2.8%, to a $1.1 million loss (negative 18.4% of revenue), in the first quarter of 2004 compared to a $1.2 million loss (negative 22.5% of revenue) in the same period last year.

The Conestoga Wireless segment was sold on January 14, 2003 and therefore had no activity in 2004, compared to revenues of $0.5 million and an operating loss of $0.4 million in the first quarter of 2003. The results of the Conestoga Wireless segment are included in Corporate, Other and Eliminations amounts in the results of operations table on page 2.

Selected Operating Statistics

	March 31, 2004	March 31, 2003	Change
RLEC Lines	142,118	144,934	-1.9%
CLEC Lines	35,216	32,148	+9.5%
DSL Subscribers	8,030	6,124	+31.1%
Dial-up Subscribers	12,790	12,967	-1.4%
Web Hosting Customers	849	701	+21.1%

Other Matters

During the first quarter of 2004, we continued the trial of video services in Union County, Pennsylvania that was launched at the end of last year using the same DSL technology that we use for providing broadband access to customers throughout our territory. The combination of services in which we provide voice, video and high speed internet access is known as a “triple play” bundle and is consistent with our objectives to be able to provide complete communications services to our customers. We are also testing a unique video service to Bucknell University where we use their data network to transmit video services to their students. The majority of the capital investment was made during 2003. We are looking toward a successful completion of the test phase and our ability to offer services like this to effectively deal with the cable television and wireless competition we see in the future.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the risk that the Conestoga and D&E billing systems will not successfully be converted into a single billing system; the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E Communications, Inc. is a leading provider of integrated communications services to residential and business customers in markets throughout central and eastern Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high speed data services and Internet access service. D&E also provides business customers with systems integration services including voice and data network solutions.

D&E Communications, Inc.

Consolidated Statements of Operations

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
OPERATING REVENUES
Communication service revenues	$40,059	$38,858
Communication products sold	3,016	2,645
Other	690	582

Total operating revenues	43,765	42,085

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	15,584	14,956
Cost of communication products sold	2,419	2,261
Depreciation and amortization	9,701	9,551
Marketing and customer services	3,981	4,039
General and administrative services	7,066	6,075

Total operating expenses	38,751	36,882

Operating income	5,014	5,203

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(532)	(678)
Interest expense	(4,051)	(4,595)
Loss on early extinguishment of debt	(8,013)	—
Other, net	673	856

Total other income (expense)	(11,923)	(4,417)

Income (loss) from continuing operations before income taxes and dividends on utility preferred stock	(6,909)	786

INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes (benefit)	(2,811)	315
Dividends on utility preferred stock	16	16

Total income taxes and dividends on utility preferred stock	(2,795)	331

Income (loss) from continuing operations	(4,114)	455
Discontinued operations:
Loss from operations of discontinued Paging business, net of income tax benefit of $0 and $3	—	(7)

Income (loss) before cumulative effect of change in accounting principle	(4,114)	448
Cumulative effect of change in accounting principle, net of income taxes of $177 (See Note 2)	—	260

NET INCOME (LOSS)	$(4,114)	$708

Weighted average common shares outstanding (basic)	15,550	15,421
Weighted average common shares outstanding (Diluted)	15,550	15,469

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Income (loss) from continuing operations	$(0.26)	$0.03
Income (loss) from discontinued operations	0.00	0.00
Cumulative effect of accounting change (See Note 2)	0.00	0.02

Net income (loss) per common share	$(0.26)	$0.05

Dividends per common share	$0.13	$0.13

D&E Communications, Inc and Subsidiaries

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,647	$12,446
Accounts receivable, net of reserves of $1,216 and $1,410	15,894	20,956
Inventories, lower of cost or market, at average cost	3,607	3,552
Prepaid expenses	15,022	8,914
Other	1,221	1,141

TOTAL CURRENT ASSETS	54,391	47,009

INVESTMENTS
Investments in and advances to affiliated companies	3,204	3,611

PROPERTY, PLANT AND EQUIPMENT
In service	322,437	320,720
Under construction	7,980	5,964

	330,417	326,684
Less accumulated depreciation	144,750	137,533

	185,667	189,151

OTHER ASSETS
Goodwill	149,127	149,127
Intangible assets, net of accumulated amortization	172,044	173,594
Other	5,577	11,756

	326,748	334,477

TOTAL ASSETS	$570,010	$574,248

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,512	$11,001
Accounts payable and accrued liabilities	18,285	18,507
Accrued taxes	1,262	2,120
Accrued interest and dividends	1,648	1,949
Advance billings, customer deposits and other	11,511	10,323

TOTAL CURRENT LIABILITIES	40,218	43,900

LONG-TERM DEBT	228,544	222,765

OTHER LIABILITIES
Deferred income taxes	87,093	88,295
Other	18,283	17,248

	105,376	105,543

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 30,000 Outstanding shares: 15,558 at March 31, 2004 and 15,547 at December 31, 2003	2,535	2,533
Additional paid-in capital	159,669	159,515
Accumulated other comprehensive income (loss)	(5,134)	(4,865)
Retained earnings	42,638	48,693
Treasury stock at cost, 307 shares at March 31, 2004 and December 31, 2003	(5,282)	(5,282)

	194,426	200,594

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$570,010	$574,248

D&E Communications, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS	$12,444	$8,970

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(4,721)	(3,637)
Proceeds from Conestoga Wireless and Paging sales	—	10,005
Increase in investments and advances to affiliates	(150)	(521)
Decrease in investments and repayments from affiliates	25	84

Net Cash Provided By (Used In) Investing Activities from Continuing Operations	(4,846)	5,931

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(1,863)	(1,839)
Payments on long-term debt	(197,710)	(11,232)
Proceeds from long-term debt financing	200,000	12,000
Payment of debt issuance costs	(1,902)	—
Proceeds from issuance of common stock	78	110

Net Cash Provided By (Used In) Financing Activities from Continuing Operations	(1,397)	(961)

CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	6,201	13,940

CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS
Cash Provided by (Used in) Operating Activities of Discontinued Operations	—	(20,507)

Net Cash Provided by (Used In) Discontinued Operations	—	(20,507)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,201	(6,567)
CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	12,446	15,514

END OF PERIOD	$18,647	$8,947